                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)(1)

                          IRI INTERNATIONAL CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    45004F10
                                 (CUSIP Number)

                                  JUNE 28, 2000
             (Date of Event Which Requires Filing of this Statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         / /  RULE 13d-1(b)
         / /  RULE 13d-1(c)
         /X/  RULE 13d-1(d)

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45004F10               13G                         PAGE 2 OF 2 PAGES

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nina Ansary

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

                                  5         SOLE VOTING POWER

          NUMBER                            None

         OF SHARES                6         SHARED VOTING POWER

       BENEFICIALLY                         None

         OWNED BY                 7         SOLE DISPOSITIVE POWER

           EACH                             None

         REPORTING                8         SHARED DISPOSITIVE POWER

        PERSON WITH                         None

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%

12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)         NAME OF ISSUER:

                  IRI International Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1000 Louisiana
                  Suite 5900
                  Houston, Texas 77002

ITEM 2(a)         NAME OF PERSON FILING:

                  Nina Ansary

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o IRI International Corporation
                  1000 Louisiana
                  Suite 5900
                  Houston, Texas 77002

ITEM 2(c)         CITIZENSHIP:

                  United States of America

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e)         CUSIP NUMBER:

                  45004F10

ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
                  13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4            OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) AMOUNT BENEFICIALLY OWNED:

                  None

                  (b) PERCENT OF CLASS:

                  0%

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                  None

                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                  None

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  None

                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  None

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  /X/ Ceased to be the beneficial owner of more than five (5) percent of IRI common stock.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY OR CONTROL PERSON.

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10           CERTIFICATIONS.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

                           After reasonable inquiry and to the best of my
                  knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                June 27, 2000
                                            -----------------------
                                                    (Date)

                                              /s/ Nina Ansary
                                            -----------------------
                                                  (Signature)

                                            Nina Ansary /  Director
                                            -----------------------
                                                   (Name/Title)

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